Exhibit 99.1

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc.
(205) 969-3755
tberryman@medicalpropertiestrust.com

ELIZABETH N. PITMAN ELECTED TO THE BOARD OF DIRECTORS OF

MEDICAL PROPERTIES TRUST

Birmingham, AL – February 15, 2018 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) has announced the election of Elizabeth N. Pitman, J.D., CHPC, to its Board of Directors. Pitman is an attorney with Waller Lansden Dortch & Davis, LLP, a leading provider of legal services to the healthcare industry.

“Beth is an accomplished healthcare attorney and we are delighted to have her join our board,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer. “We are confident that she will add great value to our Board of Directors and that Medical Properties Trust will benefit from her insights and experience in the healthcare industry.”

Ms. Pitman provides counsel to publicly traded and privately owned hospitals and healthcare systems, surgery centers, physician groups, and healthcare information technology companies on a variety of matters, including healthcare privacy, data and cyber security compliance, Medicare reimbursement, Stark and anti-kickback compliance, as well as technology licensing. Prior to joining Waller Lansden Dortch & Davis, she served as general counsel at SuccessEHS, Inc., a provider of electronic health records and revenue cycle management solutions.

Certified in Healthcare Privacy Compliance (CHPC), Ms. Pitman received her J.D. from The University of Alabama School of Law and a B.S. from Alabama in Accounting.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model helps facilitate acquisitions and recapitalizations and allows operators of hospitals and other healthcare facilities to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

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